SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): March 28, 2000


                      NORTH VALLEY BANCORP
     (Exact name of registrant as specified in its charter)



     California              0-10652              94-2751350
   (State or other        (File Number)         (IRS Employer
   jurisdiction of                           Identification No.)
   incorporation)


          880 East Cypress Avenue                   96002
            Redding, California
 (Address of principal executive offices)         (Zip Code)


 Registrant's telephone number, including area code:  (530) 221-8400


     Item 5.  Other Events

     As previously reported, North Valley Bancorp (the "Registrant") entered into a certain Agreement and Plan of Reorganization and Merger dated October 3, 1999, as amended on January 28, 2000 (the "Plan of Reorganization") with Six Rivers National Bank, a national banking association with its headquarters in Eureka, California ("Six Rivers"), and NVB Interim National Bank, an interim national banking association to be formed at the direction of the Registrant to facilitate the business combination contemplated by the parties. Under the terms of the Plan of Reorganization, Six Rivers is expected to merge with and into NVB Interim National Bank and the resulting national banking association will continue operations with the national bank charter number of Six Rivers and the name "Six Rivers National Bank" as a wholly owned subsidiary of the Registrant. Upon consummation of the transactions described in the Plan of Reorganization, currently expected to occur on or before July 31, 2000, unless extended by the parties, the Registrant would have two banking subsidiaries: North Valley Bank and Six Rivers National Bank. Under the terms of the Plan of Reorganization, the closing of the merger is subject to the prior approval of the shareholders of the Registrant and Six Rivers, respectively. On March 28, 2000, the shareholders of the Registrant voted for and approved the Plan of Reorganization and the transactions described therein. On April 6, 2000, at a special meeting adjourned from March 28, 2000, the shareholders of Six Rivers also voted for and approved the Plan of Reorganization and the transactions described therein. The closing remains subject to receipt of all applicable regulatory approvals.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NORTH VALLEY BANCORP
                                        (Registrant)


Date: April 12, 2000.              By:   /s/ Sharon L.Benson
                                            Sharon L. Benson
                                        Senior Vice President and
                                        Chief Financial Officer